Exhibit 99.1

RPM Reports Record Fiscal 2024 Second-Quarter Results

•	Record second-quarter net sales of $1.79 billion, up slightly from the prior year

•	Record second-quarter net income was $145.5 million, record diluted EPS was $1.13, and record EBIT was $220.9 million

•	Second-quarter adjusted diluted EPS of $1.22 increased 10.9% over prior year and adjusted EBIT increased 10.4% to $236.9 million, both records

•	All-time record quarterly cash provided by operating activities of $408.6 million

•	First-half fiscal 2024 cash provided by operating activities of $767.8 million already larger than previous 12-month fiscal year record

•	Fiscal 2024 third-quarter outlook calls for flat sales and adjusted EBIT growth of 25% to 35%

•	Fiscal full-year 2024 outlook calls for revenue growth of low-single digits and adjusted EBIT growth of low-double digits to mid-teens

MEDINA, OH – January 4, 2024 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2024 second quarter ended November 30, 2023.

“For eight consecutive quarters, we have generated record sales and adjusted EBIT, and we are making good progress toward achieving our MAP 2025 profitability goals by becoming a more efficient and collaborative organization. At our investor day last year, we discussed two other key components of MAP 2025 – improving cash flow conversion and investing to accelerate organic growth. We have made great progress with cash flow, as our $767.8 million cash from operating activities through the first six months of fiscal 2024 has already exceeded our previous 12-month fiscal year record. Our organic growth investments are yielding successes, particularly in high-performance buildings and turnkey flooring systems, where we are gaining share,” said Frank C. Sullivan, RPM chairman and CEO.

“Our Construction Products Group and Performance Coatings Group, the segments focused on coatings and high-performance buildings, led growth in the second quarter. They benefited from their focus on maintenance and repair, as well as their positioning to sell highly engineered solutions into growing end markets. Demand in DIY and specialty OEM markets remained weak; however, we overcame these challenges by successfully executing MAP 2025 initiatives to expand gross margins by 320 basis points and generate double-digit adjusted EBIT growth.”

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

Second-Quarter 2024 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	November 30,	November 30,
	2023	2022	$ Change	% Change
Net Sales	$1,792,275	$1,791,708	$567	0.0%
Net Income Attributable to RPM Stockholders	145,505	131,344	14,161	10.8%
Diluted Earnings Per Share (EPS)	1.13	1.02	0.11	10.8%
Income Before Income Taxes (IBT)	195,824	175,135	20,689	11.8%
Earnings Before Interest and Taxes (EBIT)	220,883	196,202	24,681	12.6%
Adjusted EBIT(1)	236,893	214,673	22,220	10.4%
Adjusted Diluted EPS(1)	1.22	1.10	0.12	10.9%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal 2024 sales were a second-quarter record and were in addition to strong growth in the prior-year period when sales increased 9.3%. Pricing was positive in all segments as they catch up with cost inflation. Volume growth was strongest in businesses that were positioned to serve solid demand for infrastructure, reshoring and high-performance building projects with engineered solutions, which was more than offset by lower DIY consumer takeaway at retail stores and weak demand from specialty OEM end markets.

Geographically, sales growth was strongest in markets outside the U.S. A new management team and focused sales strategy in Europe contributed to 8.9% growth, and Africa/Middle East and Asia/Pacific benefited from improved coordination under PCG management that resulted in 13.0% and 6.4% sales growth, respectively.

Sales included a 0.3% organic decline, a 0.2% decline from divestitures net of acquisitions, and 0.5% growth from foreign currency translation.

Selling, general and administrative expenses increased due to incentives to sell higher-margin products and services; investments to generate long-term growth; and inflation in compensation, benefits and healthcare expenses. These increases were partially offset by expense reduction actions taken in the fourth quarter of fiscal 2023.

Fiscal 2024 second-quarter adjusted EBIT was a record and in addition to strong growth in the prior-year period when adjusted EBIT increased 36.4%. This growth was driven by gross margin expansion of 320 basis points, aided by MAP 2025 initiatives, including the commodity cycle, a positive mix from shifting toward higher margin products and services, and improved fixed-cost leverage at businesses with volume growth.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

Second-Quarter 2024 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2023	2022	$ Change	% Change
Net Sales	$661,750	$612,443	$49,307	8.1%
Income Before Income Taxes	98,398	74,038	24,360	32.9%
EBIT	98,953	77,834	21,119	27.1%
Adjusted EBIT(1)	99,613	79,042	20,571	26.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG achieved record second-quarter sales with strength in concrete admixtures and repair products as a result of increased demand for engineered solutions serving infrastructure and reshoring-related projects, as well as market share gains. Businesses serving high-performance building construction and renovation also performed well. Demand in markets outside the U.S. was strong and was driven by infrastructure-related demand in Latin America and a more focused sales strategy in Europe.

Sales included 6.1% organic growth, 0.6% growth from acquisitions, and 1.4% growth from foreign currency translation.

Record second-quarter adjusted EBIT was driven by the positive impact of MAP 2025 initiatives, favorable mix, and improved fixed-cost leverage from volume growth. Variable compensation increased as a result of improved financial performance and was partially offset by expense reduction actions implemented at the end of fiscal 2023.

Performance Coatings Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2023	2022	$ Change	% Change
Net Sales	$374,856	$356,822	$18,034	5.1%
Income Before Income Taxes	61,502	46,709	14,793	31.7%
EBIT	60,077	46,377	13,700	29.5%
Adjusted EBIT(1)	60,870	47,568	13,302	28.0%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG generated record second-quarter sales, which were in addition to strong results in the prior-year period, driven by growth in engineered turnkey flooring systems serving reshoring capital projects and market share gains. Strong growth in Asia/Pacific and Africa/Middle East, which were all recently aligned under PCG, also contributed to the record sales.

Sales included 5.6% organic growth, a 0.5% decline from divestitures net of acquisitions, and no impact from foreign currency translation.

All-time record adjusted EBIT was driven by sales growth, favorable mix and improved fixed-cost leverage that was enhanced by MAP 2025 initiatives. The adjusted EBIT growth was achieved in addition to strong results in the prior-year period.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

Specialty Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2023	2022	$ Change	% Change
Net Sales	$176,982	$212,084	$(35,102)	(16.6%)
Income Before Income Taxes	10,145	27,431	(17,286)	(63.0%)
EBIT	10,041	27,438	(17,397)	(63.4%)
Adjusted EBIT(1)	16,920	29,953	(13,033)	(43.5%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s second-quarter sales decline was driven by weak demand in specialty OEM end markets, particularly those with exposure to residential housing. Sales were also negatively impacted by the divestiture of the non-core furniture warranty business in the third quarter of fiscal 2023 and challenging comparisons in the prior-year period when the disaster restoration business had strong results in response to Hurricane Ian. Higher selling prices partially offset this sales decline.

Sales included a 14.6% organic decline, a 2.7% reduction from divestitures, and 0.7% growth from foreign currency translation.

Adjusted EBIT was negatively impacted by the sales decline and unfavorable fixed-cost leverage. The divestiture of the non-core furniture warranty business also contributed to the adjusted EBIT decline. Investments in long-term growth initiatives weighed on adjusted EBIT margins and were partially offset by expense-reduction actions in the fourth quarter of fiscal 2023.

Adjusted EBIT excluded a $4.0 million expense related to an adverse legal ruling for a divested business.

Consumer Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2023	2022	$ Change	% Change
Net Sales	$578,687	$610,359	$(31,672)	(5.2%)
Income Before Income Taxes	98,066	93,873	4,193	4.5%
EBIT	97,197	93,872	3,325	3.5%
Adjusted EBIT(1)	96,395	94,214	2,181	2.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s second-quarter sales decline was driven by reduced DIY takeaway at retail stores as housing turnover hit multi-year lows and consumers focused their spending on travel and entertainment, as well as certain retailers destocking inventories. These pressures were partially offset by market share gains, strength in international markets, and higher pricing to catch up with inflation. The Consumer Group faced challenging comparisons to the prior-year period when sales grew 15.3%.

Sales included a 5.1% organic decline, no impact from acquisitions, and foreign currency translation headwinds of 0.1%.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

Record second-quarter adjusted EBIT was driven by gross margin expansion enabled by MAP 2025 initiatives and strength in international markets. This growth was in addition to strong prior-year results when adjusted EBIT increased 180.3%.

Cash Flow and Financial Position

During the first six months of fiscal 2024:

•

Cash provided by operating activities was $767.8 million, which exceeded the previous 12-month fiscal year record, compared to $190.9 million during the prior-year period, and included an all-time quarterly record of $408.6 million during the second quarter of fiscal 2024. The increase was driven by increased profitability and improved working capital management, including MAP 2025 initiatives.

•

Capital expenditures were $89.3 million compared to $113.5 million during the prior-year period, driven by the timing of investments, including those related to MAP 2025 initiatives, which are expected to accelerate in the second half of fiscal 2024.

•	The company returned $138.3 million to stockholders through cash dividends and share repurchases and achieved its 50th consecutive year of dividend increases.

As of November 30, 2023:

•	Total debt was $2.25 billion compared to $2.84 billion a year ago, with the $592.4 million reduction driven by improved cash flow being used to repay debt.

•	Total liquidity, including cash and committed revolving credit facilities, was $1.51 billion, compared to $880.0 million a year ago.

Business Outlook

“We expect business conditions in the third quarter to generally be similar to the second quarter, with strength in our CPG and PCG segments, international markets, and market share gains offsetting continued weakness in DIY and specialty OEM demand. Adjusted EBIT growth is expected to accelerate, driven by less challenging prior-year comparisons and MAP 2025 benefits, which should more than offset lower volumes in certain businesses and investments we are making to accelerate future growth and efficiencies,” Sullivan added. “For the remainder of the year, we are leveraging our focus on repair and maintenance; our strong position serving demand for infrastructure, high performance buildings and reshoring projects; and MAP 2025 to deliver another year of record sales and adjusted EBIT.”

The company expects the following in the fiscal 2024 third quarter:

•	Consolidated sales to be flat compared to prior-year record results.

•	CPG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

•	SPG sales to decrease in the mid-teen percentage range compared to prior-year record results.

•	Consumer Group sales to decrease in the low-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase 25% to 35% compared to prior-year record results.

The company expects the following in the full-year fiscal 2024:

•	Consolidated sales to increase in the low-single-digit percentage range compared to prior-year record results. The previous outlook was for mid-single-digit percentage growth.

•	Consolidated adjusted EBIT to increase in the low-double-digit to mid-teen percentage range compared to prior-year record results. This outlook is unchanged from the prior outlook.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from January 4, 2024, until January 11, 2024. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 4125009. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

# # #

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2024 or full-year fiscal 2024 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to a public health crisis similar to the Covid pandemic; (l) risks related to acts of war similar to the Russian invasion of Ukraine; (m) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (n) risks related to our use of technology, artificial intelligence, data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2023, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this release.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2023	2022	2023	2022
Net Sales	$1,792,275	$1,791,708	$3,804,132	$3,724,028
Cost of Sales	1,044,047	1,101,317	2,227,287	2,289,166

Gross Profit	748,228	690,391	1,576,845	1,434,862
Selling, General & Administrative Expenses	523,289	490,607	1,054,321	975,812
Restructuring Expense	1,239	1,272	7,737	2,626
Interest Expense	30,348	27,918	62,166	54,629
Investment (Income), Net	(5,289)	(6,851)	(17,728)	(3,187)
Other Expense, Net	2,817	2,310	5,371	4,726

Income Before Income Taxes	195,824	175,135	464,978	400,256
Provision for Income Taxes	50,009	43,593	117,850	99,435

Net Income	145,815	131,542	347,128	300,821
Less: Net Income Attributable to Noncontrolling Interests	310	198	541	464

Net Income Attributable to RPM International Inc. Stockholders	$145,505	$131,344	$346,587	$300,357

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.13	$1.02	$2.70	$2.34

Diluted	$1.13	$1.02	$2.69	$2.33

Average shares of common stock outstanding - basic	127,758	127,585	127,816	127,600

Average shares of common stock outstanding - diluted	128,249	128,911	128,312	128,887

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2023	2022	2023	2022
Net Sales:
CPG Segment	$661,750	$612,443	$1,444,539	$1,318,856
PCG Segment	374,856	356,822	753,369	720,540
SPG Segment	176,982	212,084	357,933	414,781
Consumer Segment	578,687	610,359	1,248,291	1,269,851

Total	$1,792,275	$1,791,708	$3,804,132	$3,724,028

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$98,398	$74,038	$238,850	$180,793
Interest (Expense), Net (b)	(555)	(3,796)	(3,951)	(4,576)

EBIT (c)	98,953	77,834	242,801	185,369
MAP initiatives (d)	660	1,208	1,409	2,389

Adjusted EBIT	$99,613	$79,042	$244,210	$187,758

PCG Segment
Income Before Income Taxes (a)	$61,502	$46,709	$106,323	$96,110
Interest Income, Net (b)	1,425	332	2,549	526

EBIT (c)	60,077	46,377	103,774	95,584
MAP initiatives (d)	793	1,191	16,147	2,293

Adjusted EBIT	$60,870	$47,568	$119,921	$97,877

SPG Segment
Income Before Income Taxes (a)	$10,145	$27,431	$26,542	$55,316
Interest Income (Expense), Net (b)	104	(7)	203	(5)

EBIT (c)	10,041	27,438	26,339	55,321
MAP initiatives (d)	2,926	2,515	5,645	4,281
(Gain) on sale of a business (e)	—	—	(1,123)	—
Legal contingency adjustment on a divested business (g)	3,953	—	3,953	—

Adjusted EBIT	$16,920	$29,953	$34,814	$59,602

Consumer Segment
Income Before Income Taxes (a)	$98,066	$93,873	$229,895	$210,562
Interest Income, Net (b)	869	1	1,619	27

EBIT (c)	97,197	93,872	228,276	210,535
MAP initiatives (d)	34	342	414	749
Business interruption insurance recovery (f)	(836)	—	(11,128)	—

Adjusted EBIT	$96,395	$94,214	$217,562	$211,284

Corporate/Other
(Loss) Before Income Taxes (a)	$(72,287)	$(66,916)	$(136,632)	$(142,525)
Interest (Expense), Net (b)	(26,902)	(17,597)	(44,858)	(47,414)

EBIT (c)	(45,385)	(49,319)	(91,774)	(95,111)
MAP initiatives (d)	8,480	13,215	21,174	28,528

Adjusted EBIT	$(36,905)	$(36,104)	$(70,600)	$(66,583)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$195,824	$175,135	$464,978	$400,256
Interest (Expense)	(30,348)	(27,918)	(62,166)	(54,629)
Investment Income, Net	5,289	6,851	17,728	3,187

EBIT (c)	220,883	196,202	509,416	451,698
MAP initiatives (d)	12,893	18,471	44,789	38,240
(Gain) on sale of a business (e)	—	—	(1,123)	—
Business interruption insurance recovery (f)	(836)	—	(11,128)	—
Legal contingency adjustment on a divested business (g)	3,953	—	3,953	—

Adjusted EBIT	$236,893	$214,673	$545,907	$489,938

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows: “Inventory-related charges,” & “Accelerated expense—other,” and inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) partially offset by the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG, which have been recorded in Cost of Sales; “Headcount reductions, impairments, closures of facilities and related costs as well as the loss on the divestiture of a non-core service business within our PCG segment,” which have been recorded in Restructuring Expense; “Accelerated expense—other,” “Receivable write-offs,” “ERP consolidation plan,” & “Professional fees,” which have been recorded in Selling, General & Administrative Expenses.

(e)	Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2023	2022	2023	2022
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.13	$1.02	$2.69	$2.33
MAP initiatives (d)	0.07	0.11	0.27	0.23
(Gain) on sale of a business (e)	—	—	(0.01)	—
Business interruption insurance recovery (f)	—	—	(0.07)	—
Legal contingency adjustment on a divested business (g)	0.02	—	0.02	—
Investment returns (h)	—	(0.03)	(0.04)	0.02

Adjusted Earnings per Diluted Share (i)	$1.22	$1.10	$2.86	$2.58

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows: “Inventory-related charges,” & “Accelerated expense—other,” and inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) partially offset by the sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG, which have been recorded in Cost of Sales; “Headcount reductions, impairments, closures of facilities and related costs as well as the loss on the divestiture of a non-core service business within our PCG segment,” which have been recorded in Restructuring Expense; “Accelerated expense—other,” “Receivable write-offs,” “ERP consolidation plan,” & “Professional fees,” which have been recorded in Selling, General & Administrative Expenses.

(e)	Reflects the gain associated with post-closing adjustments for the sale of the furniture warranty business in the SPG segment which has been recorded in Selling, General & Administrative Expenses.
(f)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in Selling, General & Administrative Expenses.

(g)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in the prior year. We strongly disagree with the legal ruling and have filed an appeal.

(h)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(i)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2023	November 30, 2022	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$262,746	$232,118	$215,787
Trade accounts receivable	1,290,788	1,388,168	1,552,522
Allowance for doubtful accounts	(57,448)	(48,041)	(49,482)

Net trade accounts receivable	1,233,340	1,340,127	1,503,040
Inventories	1,102,815	1,389,591	1,135,496
Prepaid expenses and other current assets	320,106	355,024	329,845

Total current assets	2,919,007	3,316,860	3,184,168

Property, Plant and Equipment, at Cost	2,407,579	2,187,570	2,332,916
Allowance for depreciation	(1,154,468)	(1,061,701)	(1,093,440)

Property, plant and equipment, net	1,253,111	1,125,869	1,239,476

Other Assets
Goodwill	1,311,653	1,341,580	1,293,588
Other intangible assets, net of amortization	533,659	581,909	554,991
Operating lease right-of-use assets	324,272	295,384	329,582
Deferred income taxes	25,201	16,201	15,470
Other	170,474	171,710	164,729

Total other assets	2,365,259	2,406,784	2,358,360

Total Assets	$6,537,377	$6,849,513	$6,782,004

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$650,771	$679,596	$680,938
Current portion of long-term debt	5,548	3,713	178,588
Accrued compensation and benefits	204,921	197,266	257,328
Accrued losses	34,881	25,795	26,470
Other accrued liabilities	358,234	383,664	347,477

Total current liabilities	1,254,355	1,290,034	1,490,801

Long-Term Liabilities
Long-term debt, less current maturities	2,246,834	2,841,066	2,505,221
Operating lease liabilities	278,028	254,217	285,524
Other long-term liabilities	298,257	292,101	267,111
Deferred income taxes	97,349	80,010	90,347

Total long-term liabilities	2,920,468	3,467,394	3,148,203

Total liabilities	4,174,823	4,757,428	4,639,004

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,872; 129,090; 128,766)	1,289	1,291	1,288
Paid-in capital	1,141,970	1,113,025	1,124,825
Treasury stock, at cost	(830,402)	(756,872)	(784,463)
Accumulated other comprehensive (loss)	(589,690)	(601,046)	(604,935)
Retained earnings	2,637,387	2,334,063	2,404,125

Total RPM International Inc. stockholders’ equity	2,360,554	2,090,461	2,140,840
Noncontrolling interest	2,000	1,624	2,160

Total equity	2,362,554	2,092,085	2,143,000

Total Liabilities and Stockholders’ Equity	$6,537,377	$6,849,513	$6,782,004

RPM Reports Results for Fiscal 2024 2nd Quarter

January 4, 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2023	2022
Cash Flows From Operating Activities:
Net income	$347,128	$300,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,177	76,750
Deferred income taxes	(5,574)	(4,196)
Stock-based compensation expense	17,147	16,877
Net (gain) loss on marketable securities	(6,226)	2,812
Net loss on sales of assets and businesses	3,623	—
Other	4,007	(104)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	272,262	72,931
Decrease (increase) in inventory	37,243	(189,487)
Decrease (increase) in prepaid expenses and other current and long-term assets	21,260	(23,025)
(Decrease) in accounts payable	(11,806)	(95,502)
(Decrease) in accrued compensation and benefits	(53,980)	(62,724)
Increase in accrued losses	8,332	1,465
Increase in other accrued liabilities	50,188	94,297

Cash Provided By Operating Activities	767,781	190,915

Cash Flows From Investing Activities:
Capital expenditures	(89,300)	(113,463)
Acquisition of businesses, net of cash acquired	(15,404)	(47,542)
Purchase of marketable securities	(22,057)	(10,309)
Proceeds from sales of marketable securities	13,796	7,071
Other	1,326	236

Cash (Used For) Investing Activities	(111,639)	(164,007)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	—	517,785
Reductions of long-term and short-term debt	(449,485)	(351,795)
Cash dividends	(113,325)	(105,640)
Repurchases of common stock	(25,000)	(25,000)
Shares of common stock returned for taxes	(20,689)	(14,825)
Payments of acquisition-related contingent consideration	(1,082)	(3,705)
Other	(713)	(2,627)

Cash (Used For) Provided By Financing Activities	(610,294)	14,193

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,111	(10,655)

Net Change in Cash and Cash Equivalents	46,959	30,446
Cash and Cash Equivalents at Beginning of Period	215,787	201,672

Cash and Cash Equivalents at End of Period	$262,746	$232,118